SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2018

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David V. Smith

On November 5, 2018, Five Prime Therapeutics, Inc. (“FivePrime”) issued a press release announcing that David V. Smith will join FivePrime as Executive Vice President and Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, effective as of November 26, 2018 (the “Commencement Date”).

Prior to joining FivePrime, from May 2012 until its acquisition by Thermo Fisher Scientific Inc. in March 2018, Mr. Smith, 59, served as Chief Operating Officer of IntegenX, Inc., a biotechnology company. From December 2006 to July 2011, Mr. Smith served as Executive Vice President and Chief Financial Officer of Thoratec Corporation, a public medical device company that was later acquired by St. Jude Medical. From 1999 until its acquisition by Novartis International AG in 2006, Mr. Smith served in positions of increasing responsibility at Chiron Corporation, a public biotechnology company, most recently as Vice President and Chief Financial Officer. From 1997 until its acquisition by Corixa Corporation in 1999, Mr. Smith served as Vice President, Finance and Chief Financial Officer of Anergen, Inc., a public biotechnology company. Prior to Anergen, Mr. Smith served in various roles at Genentech, Inc., IBM Corporation and Syntex Corporation. Mr. Smith currently serves as a member of the board of directors and chair of the audit and finance committees of Codexis, Inc., a public biotechnology company. Mr. Smith previously served as a member of the board of directors of OncoGenex Pharmaceuticals Inc., a public biotechnology company, and Perlegen Sciences, Inc., a private biotechnology company. Mr. Smith received an M.B.A., Finance from Golden Gate University and a B.A. in Economics and History from Willamette University.

There is no arrangement or understanding between Mr. Smith and any other person pursuant to which Mr. Smith was appointed as an officer of FivePrime. There are no relationships or transactions between Mr. Smith and FivePrime that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Compensatory Arrangements for David V. Smith

Pursuant to the terms of a written offer letter, dated October 24, 2018, by and between the Company and Mr. Smith (the “Offer Letter”), upon the commencement of his employment, Mr. Smith will receive an annual base salary of $430,000, and Mr. Smith will be eligible to receive a target annual bonus equal to 40% of his base salary starting in 2020.

Pursuant to the Offer Letter, subject to the approval of the Compensation and Management Development Committee of FivePrime’s Board of Directors, FivePrime will grant to Mr. Smith (i) an option (the “Option”) to purchase 185,000 shares of Five Prime’s common stock (the “Common Stock”), and (ii) 40,000 restricted shares of FivePrime’s Common Stock (the “Restricted Stock Award”), in each case pursuant to FivePrime’s 2013 Omnibus Incentive Plan. The Option will have an exercise price of the closing price of the Common Stock on the grant date and a term of 10 years from the grant date. The Option will vest with respect to 25% of the shares subject to the Option on the first anniversary of the Commencement Date and 1/48th of the shares subject to the Option monthly thereafter, in each case, subject to Mr. Smith’s continued service to FivePrime on each vest date. The Restricted Stock Award will vest over three years in equal annual installments on each anniversary of the Commencement Date.

Pursuant to the Offer Letter, Five Prime will enter into a written Executive Severance and Benefits Agreement (the “ESBA”) with Mr. Smith. Pursuant to the ESBA, in the event FivePrime terminates Mr. Smith’s employment without “cause,” as defined in the ESBA, at any time, or FivePrime terminates Mr. Smith’s employment without “cause” or Mr. Smith resigns for “good reason,” as defined in the ESBA, within three months prior to or 12 months following a “change in control,” as defined in the ESBA, of FivePrime, Mr. Smith would be entitled to (i) severance payments of his base salary and pro-rata annual bonus, as in effect on the date of his termination in certain circumstances; and (ii) if elected by Mr. Smith, payment or reimbursement of COBRA premiums for himself and his covered dependents, if any, for a period of (i) 9 months in the event of Mr. Smith’s termination without “cause” or resignation for “good reason” or (ii) 18 months in the event of Mr. Smith’s termination without “cause” or resignation for “good reason” following a “change in control.”

The foregoing descriptions of the Offer Letter and ESBA are summaries and are qualified in their entirety by reference to the Offer Letter and ESBA, each of which FivePrime will file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2018.

A copy of the press release is filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Departure of Linda Rubenstein

Effective as of the Commencement Date, in connection with FivePrime’s appointment of Mr. Smith as Executive Vice President and Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, as described above, Linda Rubinstein will cease to serve as FivePrime’s Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by FivePrime on November 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: November 5, 2018

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